M ei hu a I nt e rn a t i on a l M e d i ca l T ec hno l og i e s Co . , Ltd . Investor Presentation January 2022 Issuer Free Writing Prospectus Dated January 25, 2022 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus D ated August 10, 2021 Registration Statement No. 333 - 258659

Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements”. In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects, ”“plans,”“ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our expectations regarding demand for and market acceptance of our services; competition in our industry; and government policies and regulations relating to our industry as stated herein. By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form F - 1/A initially filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2021 as amended thereafter, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law. This investor presentation provides basic information about the company and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements. Risk Factors Related to Doing Business in China Because all of our operations are conducted in the People’s Republic of China (the “PRC”) through our wholly - owned subsidiaries, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares . Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China - based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti - monopoly enforcement . We do not believe that we are directly subject to these regulatory actions or statements, as we do not have a variable interest entity structure and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry . Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on an U . S . exchange . For additional risks and more details of risks related to doing business in China, please see "Risk Factors -- Risk Related to Doing Business in China" in the F - 1 /A for additional information .

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the “Ordinary Shares”), par value US $ 0 . 0005 per share, of Meihua International Medical Technologies Co . , Ltd . (the “ Company ” ), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/0001835615/000121390021067820/ea153128 - f1a7_meihuainter.htm This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at http : //www . sec . gov . Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact Prime Number Capital LLC, via email : info@pncps . com and standard mail at 1129 Northern Blvd . , Suite 404 , Manhasset, New York 11030 , or contact Meihua International Medical Technologies Co . , Ltd . , via email : ir@meihuamedical . com .

Issuer Meihua International Medical Technologies Co., Ltd. (“Meihua International”) Securities Ordinary Shares, par value US$0.0005 per share Ticker Nasdaq Global Market: MHUA Pre - Offering Ordinary Shares Outstanding 20,000,000 shares Number of Shares Offered xxxx Post - Offering Shares Outstanding xxxx Over - Allotment 15% of the base offering Offering Price per Share $xxx P roc e e d s ne t o f c o mm is s ion an d e x p e n se allowance, estimated offering expenses $53,600,000 Estimated Use of Net Proceeds, As % of Gross Offering 1. Construction of a new factory (1.90%); 2. Purchase of 12 production lines (6.67%); 3. Acquisition of a local disposable medical device manufacturer (16.67%); 4. Addition of a nitrile gloves production line (7.13%); 5. Research and development (the “R&D”) (11.90%); 6. Recruitment of R&D talents and senior executives (5.95%); 7. Improvement of the internal control system (2.33%); 8. Addition of new, and improvement of the existing, manufacturing equipment (21.67%); 9. Working capital (15.12%) Lock - Up 1 365 days Underwriters Proposed Offering Terms 1 ˖ All of our directors, company officers, and holders of 10 % or more of our ordinary shares have agreed with the underwriters not to, without the prior written consent of the representatives, for a period of 365 days following the consummation of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S - 8 ) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus) .

Table of Contents 01 02 03 04 05 Company O v er v iew 6 I n v estment Hig h l i ght 10 Industry Overview 21 Growth Strategies 25 Financ i als 27

We are a Provider of Class I,II, and III Disposable Medical Devices in China ▪ Class II Medical Devices Devices with moderate risks, that must be strictly controlled and regulated to ensure their safety and effectiveness ▪ Class I Medical Devices Devices with low level of risks, whose safety and effectiveness can be ensured through routine administration ▪ Class III Medical Devices Devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness 800+ Domestic Sales P rodu cts 120+ Export Products 30+ Countries Served Company Overview Meihua International | Page 6 Investment Highlights Industry Overview Growth Strategies Financials

We operate our business through three operating subsidiaries in PRC Yangzhou Huada Medical Equipment Co., Ltd. Jiangsu Yada Technology Group Co., Ltd. Jiangsu Huadong Medical Device Industry Co., Ltd. • Mainly manufactures and sells Class I disposable medical devices under our own brands • Distributes Class I and Class II disposable medical devices sourced from other manufacturers • Mainly manufactures and sells Class I, II and III disposable medical devices under our own brands • Distributes Class I, II and III disposable medical devices sourced from other manufacturers • Mainly manufactures and sells Class I and Class II disposable medical devices under our own brands • Distributes Class I and Class II disposable medical devices sourced from other manufacturers Domestic Sales O v erseas Sales Domestic & Overseas Sales Company Overview Meihua International | Page 7 Investment Highlights Industry Overview Growth Strategies Financials

Sales from our own brands Resales from other brands • Manufacturing and sales of Class I, II, III disposable medical devices under our own brands • Resales of Class I, II, III disposable medical devices sourced by us from other manufacturers % of 2020 Revenue 55.54% 50.06% 44.46% Company Overview Investment Highlights Our Multifaceted Revenue Model Industry Overview Growth Strategies Financials 49.94% 48.39% 49.94% 41.09% % of 2019 Revenue % of 1H2021 Revenue % of 1H2020 Revenue % of 2020 Revenue % of 2019 Revenue % of 1H2020 Revenue % of 1H2021 Revenue 51.61% 58.91% 2020: Fiscal year 2020 ended December 31, 2020 2019: Fiscal year 2019 ended December 31, 2019 Meihua International | Page 8 1H2021: The first half year ended June 30, 2021 1H2020: The first half year ended June 30, 2020

Domestic Model Provide medical supplies to hospitals, pharmacies, and other medical institutions through distributors 1 Deliver direct sales to domestic customers • Solid client base with more than 485 hospitals and medical institutions 2 $43,389,567 Total 1H2020 Revenue $48,360,993 Total 1H2021 Revenue International Model 1 Export medial devices through exporting distributors • 316 exporting distributors as of June 30, 2021 • Each distributor usually sells to at least 3 overseas customers 2 Deliver supplies to customers • Customers based in Europe, North A m er i ca , S ou th A m er i ca , Asia, Africa, and Oceania • Estimated 900+ Total Customers 18.10% and 21.02%of Total Revenue of 2020 and 2019 16.26% and 20.60% of Total Revenue of 1H2021 and 1H2020 • 2,290 distributors across China as of June 30, 2021 81.90% and 78.98%of Total Revenue of 2020 and 2019 83.74% and 79.40% of Total Revenue of 1H2021 and 1H2020 Company Overview Investment Highlights Industry Overview Our comprehensive Sales Ecosystem and Revenue Model Growth Strategies Financials Meihua International | Page 9 $79,626,071 Total 2019 Revenue $89,061,010 Total 2020 Revenue

1. Strong Sales & Distribution Network established via over 40 - year operation 316 exporting distributors Each distributor covers at least three o v ersea s cu st om e rs 900+ customers Clients based in more than 30 countries in Europe, North America, South America, Asia, Africa and Oceania Supply medical devices to hospitals, pharmacies and medical institutions across China 2,290 domestic distributors and 5,000 independent sales agents 485 hospitals, medical institutions Direct sales to a solid base of domestic customers International Domestic Company Overview Meihua International | Page 10 Investment Highlights Industry Overview Growth Strategies Financials

CE, FDA certified • Sound quality assurance system • 20+ FDA certified p r o d uc t s • ISO 13485 certification Wholly licensed • Production license • Operation license • Export registration for Class I, II, and III medical devices Strong R&D • Expert R&D crew of 78 people, 12.4% of our personnel • $2.5 million R&D spending in 2020 We also cater for customer specific demands • Work with sales agents, universities, distributors • Close communication with hospitals, medical institutions 2. Fully licensed manufacturer with market - oriented R&D and 15 in - house patents Company Overview Meihua International | Page 11 Investment Highlights Industry Overview Growth Strategies Financials

Company Overview | Investment Highlights | Industry Overview | Growth Strategies | Financials

3. Cost-effective methods to address customers' significant needs with a variety of products

920 Products in Our Product Portfolio

Covering all Class I, II, and III disposable medical devices

One-stop service: R&D, Production, Sales

Cost-effectively address our clients' needs



Overseas Sales
18%
Domestic Sales
82%

Meihua International | Page 12

4. Massive distribution network of clients, distributors, and suppliers Hospitals Pharmacies Medical Institutions 83 Employees in our sales department 5 , 0 00 2 , 0 95 301 Independent sales agents Distributors for domestic sales Exporting distributors for overseas sales Company Overview Meihua International | Page 13 Investment Highlights Industry Overview Growth Strategies Financials As of December 28, 2021

Touqiao Town, Yangzhou City, Jiangsu Province One of the four medical device centers in PRC “Hometown of Medical Devices & Consumables in China” Our PRC operating subsidiaries and primary operations are located in Receive an order • From hospital clients or distributors Quickly fulfill the order • Combine our own branded products and qualified products from other manufacturers One - stop service and manufacturing • A large number of medical device professionals and independent sales agents Company Overview Investment Highlights Industry Overview Growth Strategies 5. Geographical advantages allow us to provide one - stop service to our customers at reduced cost Financials Meihua International | Page 14

Company Overview | Investment Highlights | Industry Overview | Growth Strategies | Financials

6. Economies of scale and automation provide significant cost advantages

Lower Procurement Costs

- In the procurement process, the production scale reduces our procurement costs and mitigate the impact of raw material price fluctuations.
- In the manufacturing process, we retrofitted equipment and introduced automation to improve production efficiency.

Increase Profit Margin

- The scale of our production is regional-leading within Yangtze River Delta region of China.
- Through scaled production, we are able to increase our profits margin.

Meihua International | Page 15

7. Leading competitive position maintained by high quality standard systems Core Value Quality Management System Internal Control Standard System • Quality: We aim to become a world - leading manufacturer of medical consumables with high quality. • Safety: It depends on the effectiveness of our quality control system. • Have applied strategies acquired during the long - term business transactions with major medical institutions across China • Have developed a sophisticated quality management system • Have developed a stringent and effective internal control standard system • All products that fall within our quality control system are subject to quality inspection before delivery Company Overview Meihua International | Page 16 Investment Highlights Industry Overview Growth Strategies Financials

78 $2,492,059 $3,214,326 R&D team of 78 people – 12.4% of our total employees Investment in the products and R&D in 2020: $2,492,059 Investment in the products and R&D in 2019: $3,214,326 Uni v ersities Hospitals Medical Institutions Distributors Independent Sales Agents Market - oriented R&D Approach Active Cooperation to better suit customers Company Overview Investment Highlights Industry Overview Growth Strategies 8. Market - driven research and development allow for continual improvement and long - term client loyalty Financials Meihua International | Page 17

9. Visionary and experienced management team Yongjun Liu – Founder and Chairman ▪ A successful entrepreneur with over 40 years experience in the medical device industry ▪ Awarded as Excellent Entrepreneur, Honest Entrepreneur Representative and Medical Device Industry Representative for many times ▪ Keen on public welfare undertakings ▪ Sponsored various impactful undertakings such as road reconstruction in towns and villages, donations to the Red Cross Society, reconstruction of nursing homes, poverty alleviation and aid for students Core Value of our founding management team Building a trusted brand and always doing the right thing for people Company Overview Investment Highlights Industry Overview Growth Strategies Financials Meihua International | Page 18

Our Experienced Management Team Able to Leverage The Capabilities of Our Organization Yulin Wang, CEO and Director Tongying Zhang, CFO • Chief Executive Officer and Director since October 2020 • Chief Executive Officer of Kang Fu International Medical Co., Ltd. since March 2020 and Special Assistant to Chairman of Jiangsu Yada since October 2019 • From July 1985 to June 2016 (retired), successively served as Deputy Director General of the Foreign Tax Sub - bureau, Deputy Director General of the Tax Collection and Administration Department, Deputy Director General of the Second Sub - bureau and Deputy Director General of the National Tax Bureau of Guangling District in Yangzhou City, Jiangsu Province • From 1998 to 2000, served as deputy director of Yangzhou Diesel Engine Factory • College degree in Finance and Accounting from Yangzhou Teachers College • Master in Philosophy from Nanjing University in 1999 • PhD in Economics from Beijing Normal University in 2011 • Chief Financial Officer since November 2020 • Partner of ZH CPA, LLC, an accounting firm in Vancouver, Canada From May 2018 to present • From October 2017 to May 2018, senior manager of the auditing department of KPMG LLP in Vancouver, Canada • From September 2007 to July 2017, accountant, and later as manager and senior manager, of the auditing department of Grant Thornton in Toronto, Canada and Shanghai, China • Bachelor’s degree in Accounting and Finance from Brock University in St. Catharine's, Ontario, Canada in 2007 • Chartered Professional Accountant in British Columbia/Ontario, Canada and a member of Certified Public Accountant in Illinois, the United States Company Overview Investment Highlights Industry Overview Growth Strategies Financials Meihua International | Page 19

Company Overview | Investment Highlights | Industry Overview | Growth Strategies | Financials

Independent Directors' Expertise in the Industries Enhance Our Corporate Governance



Xiaoming E, Independent Director Nominee

- Director nominee of our Company who will become a director upon the effectiveness of this registration statement
- From January 2010 to present, Chairman and General Manager of Jiangsu Changfeng Medical Industry Co., Ltd.
- From May 2004 to present,
- Vice Chairman of Yangzhou Guangling District Medical Device Industry Association
- From July 1998 to May
- 2004, Vice Chairman of Yangzhou Sanitary Product Association
- College degree from Yangzhou Education College in economic management in March 2004



Xu Han, Independent Director Nominee

- Director nominee of our Company who will become a director upon the effectiveness of this registration statement
- Retired from Taxation Bureau in 2016
- From 1990 to 2016, Yangzhou Taxation Bureau. Successively served as director general, deputy director general of the Bureau of Inspections and deputy director general of the National Taxation Bureau of Guangling District
- From 1977 to1990, athlete of Jiangsu Provincial Team
- College degree in Administrative Management



Heung Ming Wong Independent Director Nominee

- Director nominee of our Company, who will become a director upon the effectiveness of this registration statement
- From September 1993 to September 2007, senior roles at Deloitte Touche Tohmatsu and PWC
- From September 2007 to April 2020, senior finance and internal audit positions for Xinhua Finance Media Ltd., Maoye International Holdings Ltd., Carlsberg Brewery Hong Kong Limited, Shakelee (China) Co. Ltd., Beijing Oriental Yuhong Waterproof Technology Co., Ltd, and Citic Frontier Services Group
- Since July 2020, CFO of Meten EdtechX (Nasdaq: Metx)
- Also independent director for Shifang Holding Company, and Raffles Interior Ltd.
- Bachelor's degree in Accountancy from City University of Hong Kong in 1993, master's degree in Electronic Commerce from The Open University of Hong Kong in 2003
- Fellow member of the Association of Chartered Certified Accountants, Hong Kong Institute of Certified Public Accountants, of Certified Internal Auditor and Hong Kong Securities Investments Institute

Meihua International | Page 20

01 Strictly regulated industry High barriers to entry • Class I devices subject to recordation administration • Class II, III subject to registration administration 02 Approved distributors • business license and disposable medical device operation license • exporting license • Sales channels and distribution capacity • business reputation Verification on qualifications 03 Quality • Medical device qualifications • Production and operation licenses • Registration devices certificates • Inspection report High quality standard 04 Market growth potential • Increased demand for medical care and health concern • Covid - 19 drives demand and industry grew by 28.82% in 2020 • Entire low value disposable medical device industry expected to exceed RMB100 billion, or $14.5 billion Overall improvement of living standard Company Overview Investment Highlights Industry Overview Growth Strategies Financials Meihua International | Page 21

Growth Strategies Financials Market Size of China’s Low Value - added Disposable Medical Devices from 2016 - 202 0 ( Un it : R M B10 0 m illi on , % ) Global Low Value - added Disposable Medical Device Market Scale and China’s Market Share from 2016 - 2019 (Unit: $100 million, %) Company Overview Investment Highlights Industry Overview Overview of China’s Disposable Medical Device Industry Source: China NMPA (CFDA) Blue book 2021 version ˗ China Association for Medical Devices Industry (CAMDI) ˗ Forward Intelligence Over the past four decades, China’s disposable medical device industry grows on the backbone of the long - term benefits of “structural adjustment and change in method ” . • Global market size reached $52.8 billion in 2016, which was increased to $55.3 billion and $58.1 billion in 2017 and 2018 • In 2019, the global disposable medical device market increased 18.3% to $61.0 billion, the COVID - 19 pandemic has brought new opportunities for low value - added disposable medical devices Meihua International | Page 22

Regional Breakdown of China’s Disposable Medical Devices in 2019 (Unit: %) Qualification of China’s Medical Device Manufacturers in 2019 (Unit: number of companies) As the industry grows, four regional disposable medical device centers were gradually formed in China. 10,033 Class II medical device manufacturers in 2019 8,232 Class I and 1,977 Class III medical device manufacturers in China in 2019. Company Overview Investment Highlights Industry Overview Regional Development of China’s Disposable Medical Device Industry Growth Strategies Financials Source: Collated by Forward (Qianzhan) Intelligence Meihua International | Page 23

Disposable Medical Device Industry Size in Touqiao Town, Yangzhou, Jiangsu Province from 2017 - 2019 (Unit: RMB100 million) • Touqiao was named “The Town of Disposable Medical Devices in China” in 2017 • About 357 medical device manufactures covering Class I, II, and III medical devices. Its distribution network extends to more than 100 countries and regions, including the United States, Europe, Africa, India and Brazil, etc. • The output value in Touqiao Town reached approximately $0.50 billion in 2017, $0.66 billion in 2018 and $0.81 billion in 2019, with an average annual increase of approximately 28% • The Company’s revenues accounted for approximately 10% of the total revenues generated from all medical device manufactures in Touqiao Approx. 35 Over 46 57 0 10 20 30 40 50 60 2 0 17 2 0 18 2 0 1 9 E Company Overview Investment Highlights Industry Overview Growth Strategies Development of Medical Device Industry in Touqiao Town, Yangzhou City, Jiangsu Province Financials Source: Collated by Forward (Qianzhan) Intelligence Meihua International | Page 24

Company Overview Investment Highlights Industry Overview Growth Strategies Financials 1. Solidify industry position by gaining additional market share 2. Uphold commitment to high quality products ▪ Participate in more expos or exhibitions for more exposure ▪ Expand production capacity through horizontal or vertical acquisitions, strategic partnerships and joint ventures ▪ Expanding scale and gaining additional market share ▪ Invest additional capital in in R&D on technology and new product ▪ Enhance quality monitoring systems through cautiously selecting suppliers ▪ Reaching beyond the standards of customers ▪ Closely monitoring quality; keeping records of everyday operations ▪ Complying with the national and local law and regulations Meihua International | Page 25

Company Overview | Investment Highlights | Industry Overview | Growth Strategies | Financials

3. Expand sales and distribution network

1. Leveraging local resources for quick market entry
2. Minimizing requirements for capital outlay
3. Further gaining market share in existing markets and accessing a broader range of customers

4. Enhance abilities to attract, incentivize, and retain talented industry professionals

- Formulating a market-oriented employee compensation structure
- Implementing a standardized multi-level performance review mechanism
- Maintaining and improving competitive advantages in the market

→ Attract additional and retain mid- to high-level personnel

Meihua International | Page 26

1 2 Steady increase of revenue ($MM) 12% 4 High Gross Margin and Profit Margin Gross Margin Profit Margin Healthy Liquidity and Operating Cash Flow ($MM) Cash Operating Cash Flow 23% Company Overview Investment Highlights Industry Overview Growth Strategies Financials 2020: Fiscal year 2020 ended December 31, 2020 2019: Fiscal year 2019 ended December 31, 2019 79.63 89.06 43.39 48.36 2 0 1 9 3 2020 1H2020 Steady net income ($MM) 1 H 20 2 1 11% 15.43 19.05 10.20 9.09 2 0 19 1 H 2 0 2 1 11% 40% 42% 44% 38% 2 0 19 2 0 20 1 H 2 0 2 0 1 H 2 0 2 1 19% 21% 24% 19% 2 0 19 2 0 20 1 H 2 0 2 0 1 H 2 0 2 1 16.0 7.2 9.6 7.2 2 0 19 2 0 20 1 H 2 0 2 0 1 H 2 0 2 1 9 .3 5.3 6.6 2 0 19 2 0 20 1 H 2 0 2 0 1H2021 - 1.7 2020 1H2020 1H2021: The first half year ended June 30, 2021 1H2020: The first half year ended June 30, 2020 Meihua International | Page 27

Appendix

O n s ho re O f fshore Corporate Structure Meihua International Technologies Co., Ltd. (Cayman) Kang Fu International Medical Co., Ltd. (Hong Kong) Yangzhou Huada Medical Device Co., Ltd. (PRC) Jiangsu Yada Technology Group Co., Ltd. (PRC) Jiangsu Huadong Medical Device Industrial Co., Ltd. (PRC) Yangzhou Guanghui Medical Technology Co., Ltd. (PRC) 100% 100% 100% 100% 100%

THANK YOU

Company
Amy Zhu
Meihua International
Medical Technologies Co., Ltd.
IR@meihuamed.com
+86 15366426268

Underwriters
Frank Wang
Prime Number Capital LLC
frank.wang@pncps.com
+86 15221989673

Underwriters
Da Zhai, VP of IBD
Shengang Securities Company Limited
zhaida@shgsec.com
+86 (21) 20639353
+86 18651603777

Investor Relations
Janice Wang
EverGreen CQ Consulting Inc.
IR@changqingconsulting.com
+1-571-464-9470
+86 13811768559